Exhibit 10.14

Original Copy

(97)NanErJianNo.150

Agreement on Lease of Additional Land of Export Processing Zone

Administration, Ministry of Economic Affairs for Utilities

Whereas the lessee, NXP Semiconductors Taiwan Ltd. (hereinafter referred to as Party B), leases from the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as Party A) one state-owned plot located within Nanzi Export Processing Zone, both parties hereby reach the following agreements:

Article 1 Location, rent and fee of the land

Property No.	Land location (See attached Location Plan)				Area leased (m2)	Extent of leasing right	Rental (TWD/month)	Utilities construction expense (TWD/month)	Notes
	District	Section	Subsection	Plot No.
CL101	Nanzi District	Heping Section	No.2.	707	66	1/1	759		This plot is leased on Nov.13, 97 upon approval by letter No.JiaChuErJian 09701040250

			Total				759

A business tax of 5% of above rent shall be added thereto.

Article 2 The land leased under the lease many only be used by Party B to improve the plot ratio of the land and may not be used for construction or other purposes.

Article 3 The term of lease is the same as that of original construction base, i.e., ten (10) years in total from Mar.13th of the 89th year to Mar.12th of the 99th year of the Republic of China.

Article 4 If, Party B will not use the whole or any part of the land leased by it during the term of lease, it shall apply to Party A for termination the lease of the same and may not re-lease, sub-lease, let others to use or assign to others the right to lease the land without authorization . If the whole or any part of the land leased lies idle as Party B doesn’t use it, Party A shall require Party B to use or terminate the lease of it within specified time limit; if Party B fails to do so, Party A may directly recover the same and Party B may not raise any objection thereto.

Article 5 If the land leased hereunder is unable to be leased due to readjustment of the use allocation of utility land, the lessor shall allocate other land for the same purpose.

Article 6 The rental for the land leased hereunder is 759 New Taiwan Dollar. The date of payment, penalty on overdue payment, and term for rent adjustment are subject to original lease agreement on the construction base.

Article 7 The agreement is a supplemental agreement to original lease agreement on the construction base (Land Lease Agreement (    ) NanErJianNo.    ), thus its service life, termination and disputes settlement are subject to the main contract and may not be performed independently.

Coventanter (Party A): Export Processing Zone Administration, Ministry of Economic Affairs

Legal proxy: Ou Jiarui, section chief

Address: 600 Jiachang Road, Nanzi District, Gaoxiong

Coventanter (Party B): NXP Semiconductors Taiwan Ltd.

Legal proxy:

Address:

Jul.1st of the 97th year of the Republic of China